Exhibit 10

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON CONVERSION THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH  RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Principal Amount: $	No.
Issue Date: , 20

ADVANCED MINERAL TECHNOLOGIES, INC.

10% SENIOR SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, Advanced Mineral Technologies, Inc., a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to the order of                                    at [address], facsimile: (      )       -        , or its permitted assigns (the “Holder”), without demand, the sum of                                            Dollars ($                          ) (“Principal Amount”), with interest accruing from the Closing Date, to the earlier of (i) the Conversion Date or (ii) the Maturity Date which will be 24 months following the Closing Date.  The Holder can convert to the Common Stock at any time up to and including the Maturity Date or the Borrower can force conversion at any time up to and including the Maturity Date upon return of Principal Amount and payment of accrued unpaid interest

This Note has been entered into pursuant to the terms of a Subscription Agreement between the Borrower, the Holder and the other signatories thereto (“Other Holders”) dated at or about the date hereof (the “Subscription Agreement”), who have been issued Notes pursuant to the Subscription Agreement (“Other Notes”) and shall be governed by the terms of such Subscription Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1           Interest Rate.   Interest payable on this Note shall accrue at the annual rate of ten (10%) percent and be payable monthly with the final payment on the Maturity Date, or the

Conversion Date.   If the Holder elects to convert prior to the Maturity Date or prior to a Conversion Date initiated by Borrower with Principal and Interest payment, the Holder will need to give the Borrower 30 day notice of conversion to allow the Borrower to pay the remaining interest on the Conversion Date.  If Holder fails to give Borrower 30 day notice, then the Borrower may have up to 30 days after being notified of Holder’s conversion to pay accrued unpaid interest as of the Conversion Date.

1.2           Payment Grace Period.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.  During the pendency of an Event of Default (as described in Article III), a default interest rate of eighteen percent (18%) per annum shall be in effect.

1.3           Conversion Privileges.  The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  This Note shall be payable in full on the Maturity Date, unless previously converted in accordance with Article II hereof.

1.4           Prepayment.  This Note may be prepaid by the Borrower with accrued unpaid interest in whole, at any time, or in part, from time to time, without penalty or premium, upon thirty (30) days prior written notice to the Holder.  The Note will be converted in accordance with Article II hereof as of the Conversion Date.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into the Borrower’s common shares, $0.001 par value per share (the “Common Stock”) as set forth below.

2.1.          Conversion into the Borrower’s Common Stock.

(a)           The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and unpaid accrued interest, at the election of the Holder into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at an initial conversion price equal to $2.00 per share ( the “Conversion Price”).  The Holder shall give Borrower notice of its decision to exercise its right to convert outstanding principal and/or interest amounts of this Note or any part thereof by delivering a completed Notice of Conversion (a form of which is annexed as Exhibit A hereto) together with the original Note to Borrower at its principal executive offices.  For all purposes, the conversion shall be deemed to have occurred on the date on which this original Note and a duly completed Notice of Conversion are received at the Borrower’s principal executive offices in accordance with the provisions hereof by 5:00 PM New York time (or if received by the

Borrower after 5:00 PM, then the next business day) (the “Conversion Date”).  Following the Conversion Date, Borrower shall cause a certificate for the number of shares of Common Stock issuable upon conversion of the portion of the Note converted and, if a partial conversion, a new Note of like tenor hereto representing the portion of the Note that was not converted to be delivered to the Holder as promptly as practicable.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price in effect on the Conversion Date.  Notwithstanding any delay in the issuance of a certificate for Conversion Shares, the Holder shall, for all purposes, be deemed the holder of the Conversion Shares and the Note, or applicable portion thereof, shall be deemed converted immediately upon the Conversion Date.

(b)           The Borrower shall have the right from and after the date of the issuance of this Note and then at any time when this Note is fully paid (payment of Principal and accrued unpaid Interest), to convert into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at an conversion price of $2.00 per share (the “Conversion Price”).  The Borrower shall give Holder notice of its decision to exercise its right to convert outstanding principal this Note or any part thereof by delivering a completed Notice of Conversion.

(c)           The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.            Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or  consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of the Company’s voting common shares, $0.001 par value per share (“Common Stock” and, together with the Convertible Preferred Stock, the “Preferred Stock”), are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock on a fully diluted basis (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock on a fully diluted basis of the Borrower, or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property

(in any such case, a “Fundamental  Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.            Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase the number and kind of such securities as would have been issuable as the result of such change with respect to the Common Stock issuable upon conversion of this Note immediately prior to such reclassification or other change.

C.            Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c)           Whenever the Conversion Price is adjusted pursuant to Section 2.1(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(d)           During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock an amount equal to the number of shares of Common Stock issuable upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.

2.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

3.2           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Subscription Agreement, Transaction Documents or this Note in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after written notice to the Borrower from the Holder.

3.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein or in the Subscription Agreement shall be false or misleading in any material respect as of the date made.

3.4           Liquidation.   Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

3.5           Cessation of Operations.   Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

3.6           Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.7           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower the loss of which would have a Material Adverse Effect.

3.8           Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $250,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

3.9           Other Note Default.  The occurrence of any Event of Default under any Other Note.

ARTICLE IV

SECURITY INTEREST

4.             Security Interest.   This Note is secured by a security interest granted to the Holder pursuant to a Security Agreement, as delivered by Borrower to Holder.

ARTICLE V

MISCELLANEOUS

5.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Advanced Mineral Technologies, Inc. Route 1, Box 1090, Fairfield, ID 86333, facsimile: (208) 764-2663, with a copy by fax only to:  Phillip Koehnke, facsimile: (501) 634-0070, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

5.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.  (a)         This Note may be amended only by mutual written agreement of Borrower and the Holder or, if such amendment shall apply to all outstanding Notes, with the written consent of the Borrower and a Majority in Interest.  Furthermore, Borrower may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, if Borrower has obtained the written consent or waiver of the Holder or, if such consent or waiver shall apply to all outstanding Notes, a Majority in Interest.  Any amendments approved in compliance with this Section 5.3 shall bind the Holder’s successors and assigns.

5.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and permitted assigns.  The Borrower may not assign its obligations under this Note.  This Note and any of the rights, interests or obligations hereunder, may be assigned at any time in whole or in part by the Holder, without the consent of the Borrower, if the transferee is an “accredited investor” as defined in Regulation D under the 1933 Act and agrees to be bound by all of the provisions of the Note, the

Subscription Agreement and the Security Agreement, including without limitation, making representations and warranties identical to those of the Holder contained in such documents but with respect to such transferee and as of the date of such transfer.

5.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts, in each case, located in the State and county of New York.  Notwithstanding the immediately preceding sentence, nothing contained herein shall be deemed or operate to preclude the Holder from taking legal action in any venue to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

5.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

5.9           Severability.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to the minimum extent required to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

5.10         Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

[SIGNATURE PAGE FOLLOWS IMMEDIATELY]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the          day of                       , 20    .

ADVANCED MINERAL TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT A

(Notice of Conversion)

The undersigned Holder hereby elects to convert $                   of the principal and $                   of the interest due on the within 10% Senior Secured Convertible Note (the “Note”) issued by Advanced Mineral Technologies, Inc. (the “Borrower”) into Shares of Common Stock of the Borrower (or such other securities or property for which the Note may be convertible) according to the terms of such Note, as of the date written below.

Conversion Price: $2.00.	Number of Shares To Be Delivered:

Signature:

Print Name:

Date:

Address of Holder: